EXHIBIT 3.2

CERTIFICATE OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
FIRST NORTHERN COMMUNITY BANCORP

The undersigned certify that:

1.	They are the chief executive officer and secretary of FIRST NORTHERN COMMUNITY BANCORP, a California corporation.

2.	ARTICLE 4 of the Articles of Incorporation of this corporation is amended and restated in its entirety to read as follows:

“ARTICLE 4
“The Corporation is authorized to issue two classes of shares to be designated respectively Common Stock (“Common Stock”) and Preferred Stock (“Preferred Stock”).  The total number of shares of all classes of capital stock that the Corporation is authorized to issue is Sixteen Million, Forty Thousand, Two Hundred and Thirty-Eight (16,040,238) shares.  The total number of shares of Common Stock, without par value, the Corporation shall have authority to issue is Sixteen Million (16,000,000).  The total number of shares of Preferred Stock the Corporation shall have the authority to issue shall be Forty Thousand, Two Hundred and Thirty-Eight (40,238), consisting of Seventeen Thousand, Three Hundred and Ninety (17,390) shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, and Twenty-Two Thousand Eight Hundred and Forty-Eight (22,848) shares of Preferred Stock, without par value per share.  The Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, was issued by the Corporation on March 13, 2009 for purposes of permitting the Corporation to participate in the Capital Purchase Program instituted as part of the United States Department of Treasury’s Troubled Asset Relief Program pursuant to the Emergency Economic Stabilization Act of 2008 and shall not be available for reissuance for any other purpose.  The Board of Directors is hereby authorized from time to time in one or more series or classes to provide by resolution for the issuance of up to Twenty-Two Thousand Eight Hundred and Forty-Eight (22,848) shares of Preferred Stock, no par value per share, to participate in the United States Department of Treasury’s Small Business Lending Fund instituted under the United States Small Business Jobs Act of 2010.  Subject to the foregoing restrictions, and to the extent not prohibited by law, the Board of Directors is authorized: (i) to fix the number of shares of any series or class of Preferred Stock and to determine the designation of any such series or class, (ii) to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series or class of Preferred Stock, including but not limited to rights, preferences, privileges, and restrictions regarding dividends, liquidation, conversion, redemption and voting (including provisions specifying more than one vote per share) and, (iii) within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series or class, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series or class subsequent to the issue of shares of that series or class.”

3.	The foregoing amendment has been duly approved by the board of directors.

4.
The foregoing amendments has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code.  The total number of outstanding shares of each class entitled to vote with respect to the amendment is 9,116,316 shares of common stock.  The number of shares voting in favor of the amendment equaled or exceeded the vote required.  The percentage vote required was more than 50% of the outstanding shares of common stock.

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

Dated:  September 14, 2011.

     /s/ Louise A. Walker
Louise A. Walker
Chief Executive Officer

     /s/ Jeremiah Z. Smith
Jeremiah Z. Smith
Secretary